Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Exhibit (c)(2)(D) Project Alpha Analysis at Various Prices and 8/11 Commodity Prices August 12, 2022

Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Analysis at Various Prices (8/11) ($ in millions, except per share amounts) Metric Illustrative Transaction Value Offer Price per Share $70.50 $72.00 $74.00 $76.00 $78.50 Illustrative Premium to Current Price ($68.57/share) 2.8% 5.0% 7.9% 10.8% 14.5% % Premium to Receipt of Initial Proposal $64.50 9.3% 11.6% 14.7% 17.8% 21.7% 1 % Premium to Indexed Comp Performance Price 56.57 24.6% 27.3% 30.8% 34.4% 38.8% % Premium to 10-Day VWAP as of 6/13/2022 69.53 1.4% 3.5% 6.4% 9.3% 12.9% % Premium to 30-Day VWAP as of 6/13/2022 63.21 11.5% 13.9% 17.1% 20.2% 24.2% Fully Diluted Shares Outstanding 363.0 363.0 363.0 363.0 363.0 Equity Value $25,592 $26,136 $26,862 $27,588 $28,496 Plus: Total Debt 6,331 6,331 6,331 6,331 6,331 Less: Cash & Short-Term Investments (553) (553) (553) (553) (553) Plus: Noncontrolling interest 378 378 378 378 378 Enterprise Value $31,748 $32,292 $33,018 $33,744 $34,652 Management Current Trading Multiples Forecasts Implied Multiples Consensus Metrics (As of 08/11/2022) 2 3 4 Metric Metric Alpha Proxy Peers P / CFPS 2022E $18.83 3.7x 3.8x 3.9x 4.0x 4.2x $19.53 3.5x 3.9x 2023E 18.88 3.7 3.8 3.9 4.0 4.2 17.47 3.9 4.3 TEV / EBITDAX 2022E $8,254 3.8x 3.9x 4.0x 4.1x 4.2x $8,207 3.8x 3.9x 2023E 8,003 4.0 4.0 4.1 4.2 4.3 7,580 4.1 4.3 FCF Yield 2022E $12.40 17.6% 17.2% 16.8% 16.3% 15.8% $11.96 17.4% 18.2% 2023E 9.35 13.3% 13.0% 12.6% 12.3% 11.9% 9.25 13.5% 14.9% Source: Alpha Management, public filings, FactSet market data as of 8/11/2022 Note: Proxy peers include APA, CTRA, DVN, FANG, EOG, HES, MRO, OVV and PXD (“Proxy Peers”) 1. The Indexed Comp Performance Price was calculated as the price at the receipt of the Initial Proposal multiplied by 1 minus the Proxy Peers’ price performance since the date of the Initial Proposal (12.3%) 2. Based on the Alpha Financial Projections at Consensus Pricing 3. Based on FactSet Consensus estimates 4. Represents the median of Proxy Peers excluding HES due to valuation difference associated with HES’ Guyana asset profile 1

Preliminary and Confidential Draft Subject
to Review and Significant Revision
Prepared at the Request of Counsel

Executive Summary

Valuation Multiples Since Initial Proposal

Relative Price Performance Since June 13th


25%
--%
(25%)
(50%)
6/13/22
6/22/22
7/2/22
7/12/22
7/22/22
8/1/22
8/11/22
6.3%
(8.9%)
(12.3%)
(24.0%)
Alpha
Proxy Peers
HHUB
WTI

Change in Share Price and Valuation Multiples

	Share Price					EV / 2023E EBITDAX[1]				
	6/13/22	7/20/22	8/11/22	Δ 6/13 - 7/20	Δ 6/13 - 8/11	6/13/22	7/20/22	8/11/22	Δ 6/13 - 7/20	Δ 6/13 - 8/11
Alpha	**$64.50**	**$66.51**	**$68.57**	**3.1%**	**6.3%**	**4.2x**	**4.1x**	**4.1x**	**(1.8%)**	**(2.3%)**
Peers:										
APA	$45.57	$35.00	$34.84	(23.2%)	(23.5%)	3.3x	2.6x	2.4x	(21.0%)	(25.9%)
CTRA	32.56	28.91	29.33	(11.2%)	(9.9%)	5.0	4.2	4.2	(16.6%)	(16.4%)
DVN	69.24	57.68	64.46	(16.7%)	(6.9%)	4.9	4.1	4.5	(16.8%)	(9.0%)
EOG	132.73	105.57	113.54	(20.5%)	(14.5%)	5.4	4.0	4.4	(24.6%)	(18.5%)
FANG	147.80	118.77	132.78	(19.6%)	(10.2%)	5.0	4.2	4.5	(16.3%)	(10.6%)
HES	121.54	104.92	112.14	(13.7%)	(7.7%)	6.9	6.0	6.4	(13.8%)	(7.7%)
MRO	28.39	22.92	23.91	(19.3%)	(15.8%)	4.6	3.7	3.6	(20.9%)	(21.2%)
OVV	56.79	46.58	51.10	(18.0%)	(10.0%)	3.4	2.7	3.0	(18.8%)	(11.7%)
PXD	261.37	216.81	228.48	(17.0%)	(12.6%)	5.8	4.6	4.8	(20.5%)	(17.1%)
Average of Peers				**(17.7%)**	**(12.3%)**	**4.9x**	**4.0x**	**4.2x**	**(18.8%)**	**(15.3%)**

Source: FactSet market data as of 8/11/2022
1. EV / 2023E EBITDAX based on Consensus trading multiples

EVERCORE
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Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Commodity Prices Strip and Consensus Pricing – 7/20/22, 7/29/22 and 8/11/22 2H 2022E 2023E 2024E 2025E 2026E Thereafter WTI ($ / Bbl) $98.13 $85.47 $78.40 $73.77 $70.54 $70.54 Strip Pricing as of July 20, 2022 HHUB ($ / MMBtu) 7.80 5.69 4.77 4.56 4.44 4.44 WTI ($ / Bbl) $102.55 $90.08 $78.91 $72.34 $66.60 $66.60 Consensus Pricing as of July 20, 2022 HHUB ($ / MMBtu) 6.28 5.10 4.20 3.88 3.49 3.49 WTI ($ / Bbl) $98.05 $87.53 $80.04 $74.93 $71.34 $71.34 Strip Pricing as of July 29, 2022 HHUB ($ / MMBtu) 8.16 5.63 4.66 4.50 4.40 4.40 WTI ($ / Bbl) $102.64 $90.66 $78.71 $72.34 $66.60 $66.60 Consensus Pricing as of July 29, 2022 HHUB ($ / MMBtu) 6.38 5.16 4.20 3.88 3.49 3.49 WTI ($ / Bbl) $94.72 $86.75 $79.96 $75.11 $71.40 $71.40 Strip Pricing as of August 11, 2022 HHUB ($ / MMBtu) 8.59 6.00 4.86 4.64 4.53 4.53 WTI ($ / Bbl) $103.40 $91.81 $79.76 $72.34 $66.60 $66.60 Consensus Pricing as of August 11, 2022 HHUB ($ / MMBtu) 6.51 5.26 4.21 3.87 3.49 3.49 3

Preliminary and Confidential Draft Subject to Review and Significant Revision
Prepared at the Request of Counsel

Alpha Situation Analysis

Overview of Peer Operational, Trading and Valuation Metrics

	Trading		Scale		Valuation Multiples		FCF Yield		Coverage	Leverage	Returns		Growth	
Ticker	Share Price YTD	Broker Target Upside	Market Value ($Bn)	2022E EBITDAX ($Bn)	Price / CFPS ('22E)	TEV / EBITDAX ('22E)	FCF Yield ('22E)	FCF Yield ('23E)	FCF / Dividends ('22E)	RF Net Leverage ('22E)	ROCE ('22E)	Dividend Yield [1] ('22E)	Prod CAGR ('22-'25E)	CFPS CAGR ('22-'25E)
HES	51%	18%	$35.0	$6.3	7.1x	7.2x	6%	7%	4.7x	0.7x	13%	1%	13%	11%
EOG	28%	30%	67.1	16.0	5.3	4.4	12%	13%	3.7	(0.2)	28%	8%	8%	(2%)
DVN [2]	46%	21%	42.3	10.2	4.6	4.7	16%	14%	14.8	0.1	31%	10%	2%	(7%)
PXD	26%	28%	57.4	13.8	4.6	4.3	16%	11%	10.1	(0.1)	28%	15%	4%	(10%)
CTRA	54%	22%	23.6	6.9	4.1	3.7	17%	14%	2.0	0.2	25%	9%	1%	(8%)
FANG [3]	23%	30%	23.8	7.6	3.7	4.2	19%	15%	3.6	0.5	25%	9%	3%	(9%)
OVV [4]	52%	33%	13.4	4.8	3.0	3.6	20%	28%	10.7	0.5	34%	2%	1%	n.a.
MRO	46%	36%	16.3	6.1	2.9	3.2	27%	22%	21.3	0.2	42%	1%	0%	(13%)
APA	30%	52%	11.6	7.4	2.3	2.3	28%	24%	19.2	0.5	65%	1%	3%	(12%)
Mean [5]	**38%**	**32%**	**$31.9**	**$9.1**	**3.8x**	**3.8x**	**19%**	**18%**	**10.7x**	**0.2x**	**35%**	**7%**	**3%**	**(9%)**
Median [5]	**38%**	**30%**	**23.7**	**7.5**	**3.9**	**3.9**	**18%**	**15%**	**10.4**	**0.2**	**29%**	**8%**	**3%**	**(9%)**
Alpha [6]	53%	8%	$24.9	$8.2	3.5	3.8	17%	13%	10.7x	0.4x	25%	2%	3%	(9%)

Source: Company filings, equity research, FactSet market data as of 8/11/2022
Note: Ranked by P / CFPS ('22E)
1. Annualized latest fixed and variable dividend
2. Pro forma for the Williston Basin and Eagle Ford acquisitions
3. Pro forma for the merger with Rattler Midstream
4. Pro forma for the Uinta and Bakken divestitures
5. Excludes HES due to valuation difference associated with HES' Guyana asset profile
6. Metrics based on Consensus estimates; price target includes restricted brokers

EVERCORE
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Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Alpha (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials supplement the “Project Alpha Discussion Materials Prepared for the Special Committee of the Board of Directors dated July 25, 2022 presented by Evercore to the Special Committee on that date in connection with the proposed transaction described in those materials (sometimes referred to as the July 25th Presentation ). These materials do not restate all of the assumptions and qualifications set forth in the July th 25 Presentation and must be read in conjunction with that presentation. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the th potential transaction described in the July 25 Presentation and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.